EXHIBIT 3.134
COMPANY LIMITED BY SHARES

Memorandum of Association
OF
BOWATER PKL LIMITED
as adopted by Special Resolution dated 23rd April 1973
The name of the Company is BOWATER PKL LIMITED1
The Registered Office of the Company will be situate in England.
The objects for which the Company is established are:-
To carry on business as manufacturers, importers, exporters, buyers and sellers of, and as agents for and dealers in water, air tight and grease proof containers, cartons, casks, boxes, bins, tubes and cases of every description for liquid and solid foods, ingredients and commodities of all kinds whether made of paper, plastic, celluloid, cardboard, metal, wood, leather., fibre, transparent paper, water and grease proof paper or other materials and to manufacture, import, buy, sell and deal in either as principals or agents all such machinery, articles and things used or capable of being used in the manufacture of the aforesaid articles or in connection with the aforesaid businesses, and in particular, but without prejudice to the generality of the foregoing, to implement the obligations attributed to the Company in an Agreement dated the 13th day of February 1974 and made between Papier Und Kunststoff Werke Linnich GmbH (“PKL”) of the one part and Bowater Packaging Limited (“Bowater”) of the other part whereby PKL and Bowater agreed to the setting-up of the Company.
To carry on any other business which may seem to the Company capable of being conveniently carried on in connection with any business which the Company is authorised to carry on or may seem to the Company calculated directly or indirectly to benefit the Company, or to enhance the value of or render profitable any of the Company’s properties or rights.

[1]	The name of the Company was changed from BOWATER PKL (UK) LIMITED on 18th December 1897

To acquire and carry on all or any part of the business or property and to undertake any liabilities of any person or company possessed of property suitable for any of the purposes of the Company, or carrying on any business which the Company is authorised to carry on, and upon any terms and for any consideration, and in particular for cash or in consideration of the issue of shares, securities or obligations of the Company.
To enter into partnership or into any arrangement for sharing profits, union of interest, joint adventure, reciprocal concession or co-operation with any person or company carrying on, engaged in, or about to carry on or engage in, any business or transaction which the Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company, and to take or otherwise acquire and hold, sell or otherwise deal with shares, securities or obligations of, and to subsidise or otherwise assist any such person or company.
To purchase, take on lease or in exchange, hire or otherwise acquire any real or personal property, rights or privileges which the Company may think suitable or convenient for any purposes of its business and to erect, constrict and equip buildings and works of all kinds.
To apply for, purchase or otherwise acquire any patents, licences, and like rights, conferring an exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, grant licences in respect of, or otherwise turn to account the rights and information so acquired.
To purchase, subscribe for or otherwise acquire, and to hold the shares, securities or obligations of any company in the United Kingdom or elsewhere.
To invest the moneys of the Company in or upon such shares, securities and investments and in such manner as may from time to time be determined.
To borrow or raise or secure the payment of money in such manner and upon such terms as the Company may think fit and to enter into any guarantee, contract of indemnity or suretyship whether by personal covenant or otherwise and in particular but without limiting the generality of the foregoing to guarantee the payment of any money secured by or payable under or in respect of any shares, debentures, charges, contracts or securities or obligations of any kind of any person, firm, authority, or company, British or foreign, including in particular but without limiting the generality of the foregoing any company which is (within the meaning of Section 154 of the Companies Act, 1948 or any statutory re-enactment or modification thereof) in relation to the Company a subsidiary or a holding company or a subsidiary of any such holding company and for any of such purposes to mortgage or charge the undertaking and all or any part of the property and rights of the Company both present and future, including uncalled capital, and to create and issue redeemable debentures or debenture stock, bonds or other obligations.
To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or obligations of the Company or of its customers or of any other person or company having dealings with the Company, or in whose business or undertaking the Company is interested.
To draw, make, accept, endorse, discount, execute and issue cheques, promissory notes, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments.
To lend money to such persons, upon such terms and subject to such conditions, as may seem expedient.
To sell, let, develop, dispose of or otherwise deal with the undertaking or all or any part of the property of the Company, upon any terms, with power to accept as the consideration any shares, securities or obligations of or interest in any other company.
To pay out of the funds of the Company all expenses which the Company may lawfully pay of or incident to the formation, registration and advertising of or raising money for the Company and the issue of its capital, including brokerage and commissions for obtaining applications for or taking, placing or underwriting shares, debentures, debenture stock, securities or obligations.
To enter into any arrangements with any government or authority, supreme, municipal, local or otherwise, and to obtain from any such government or authority any rights, concessions and privileges that may seem conducive to the Company’s objects or any of them.
To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension, provident or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary company or who are or were at any time Directors or officers of the Company or of any such other company as aforesaid or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition, or for any public general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.
To promote any company or companies for the purpose of its or their acquiring all or any of the property, rights and liabilities of the Company, or for any other purpose which may seem directly or indirectly calculated to benefit this Company and to pay all the expenses of or incidental to such promotion.
To amalgamate with any other company.
To distribute the Company’s property or assets among the members in specie.
To cause the Company to be registered or recognized in any foreign country.
To do all or any of the above things in any part of the World and either as principals, agents, trustees, or otherwise, and either alone or in conjunction with others, and by or through agents, sub-contractors, trustees or otherwise.
To do all such other things as the Company may deem incidental or conducive to the attainment of any of the above objects of the Company.
And it is hereby declared that the word “company”, save where used in reference to this Company in this Clause, shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in the United Kingdom or elsewhere and the intention is that each of the objects specified in each paragraph of this Clause shall, except where otherwise expressed in such paragraph, be an independent main object and be in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

The liability of the Members is limited.
The Share Capital of the Company is £500,000 divided into 500,000 Shares of £l each. * **

*NOTE:
     The original capital of the Company was £100 divided into 100 shares of £1 each. By an ordinary resolution passed on 23rd April, 1974 the capital was increased by the creation of a further 499, 900 shares of £1 each ranking pari passu with the existing £1 ordinary shares.

**	Authorised share capital of the company increased to £1,500,000 by ordinary resolution dated 6th June,1984

     We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Number of Shares
NAMES, ADDRESSES AND	taken by each
DESCRIPTIONS OF SUBSCRIBERS.	Subscriber.
MICHAEL JOHN HOPE,	ONE
30, City Road,
London, E.C.1.

Company Formation Assistant.

BRIAN GOLDSTEIN,	ONE
30, City Road,
London, E.C.1.

Company Director.
DATED this 5th day of November, 1973.
WITNESS to the above Signatures :-
          ERIC CHARLES TURNER,
30, City Road,
London, E.C.1.
Company Formation Assistant.